Exhibit 99.1

Confidential Draft – Subject to Substantial Revision

Subject to Bankr. D. Del. L.R. 9019-5, FRE 408, TRE 408,

TCPRC 154.073, and Other Mediation and Settlement Privileges

Subject to First Amendments to Confidentiality Agreements, each Effective as of June 20, 2016

Term Sheet provided by certain of the Holders to the Company on June 22, 2016

Term Loan and PGN Exchange

●	Existing Term Loans and PGNs (“Senior Debt”) agree to exchange into new term loans and PGNs with the following terms:
¡	Upon close of Senior Debt exchange the following will be implemented:

Threshold	● At least [90]% acceptance
Term Loan & PGN Amendment	● Liens:
	•	Company will provide all Senior Debt with lien on Principal Properties
	•	Participating Senior Debt to receive a guarantee from Broader Media and CC Finco (together the “Unrestricted Subs”), which guarantee will be secured by the assets of the Unrestricted Subs with security senior to all other obligations
• Guarantee from the Unrestricted Subs subject to a carve-out for securities offered in a Junior Exchange (described below), which may receive a priming/priority guarantee from the Unrestricted Subs
● Limitations on payments to the 10% Notes due 2018 and 14% Notes due 2021 (together the “Junior Debt”):
	•	Junior Debt may be repaid (or refinanced with unsecured debt) only (i) upon achieving Total Consolidated Net Leverage less than or equal to 9.0x or (ii) from the assets of the Unrestricted Subs
● Other Covenants:
	•	RP basket reset to [TBD] with one-time increase of $50mm based on achieving Total Consolidated Net Leverage less than or equal to 9.0x
	•	Asset sale basket limited to [TBD]
	•	All other baskets closed
	•	Participating Senior Debt to receive make-whole language with extended call protection
	•	Company will not designate any additional subsidiaries as unrestricted (the Unrestricted Subs will continue to be unrestricted)
	•	Company will not make any other future Investments into unrestricted subsidiaries
	•	All affiliated indebtedness held by CC Finco will be cancelled upon consummation of Senior Debt exchange[1]
● Further amendments only as required to effectuate exchanges contemplated by this term sheet

¡	Following a successful implementation of the Senior Debt exchange and after completion of a Junior Exchange (described below), the following additional modifications will be implemented:

Maturity	● Each tranche of Senior Debt’s new maturity will extend maturity 1 year beyond current maturity
Interest Rate	● Interest rate reduction on each tranche of Senior Debt equal to [TBD] bps

Junior Debt Exchange

●	Junior Exchange will consist of the following:

Exchange	● [90]% or more of the Junior Debt must exchange into securities with sole recourse to and payment from assets of the Unrestricted Subs
Timing	● Exchange must be completed prior to December 31, 2016

1 Subject to the understanding that CC Finco holds only minor cash balance and CCO shares, in addition to Legacy Notes.